Exhibit 99.1
                                FOR FURTHER INFORMATION:

                                Media Relations         Investor Relations
                                Margaret Thomson        Bill Henderson
                                859-815-3039            859-815-4494
                                mrthomson@ashland.com   wehenderson@ashland.com

                                FOR IMMEDIATE RELEASE
                                AUGUST 29, 2003

ASHLAND COMPLETES SALE OF
ELECTRONIC CHEMICALS BUSINESS GROUP

Covington, Ky. - Ashland Inc. (NYSE:ASH) said today it has completed the sale of its Electronic Chemicals business group (ECD) to Air Products (NYSE:APD) in a cash transaction valued at approximately $300 million.

     The transaction is expected to produce net cash flow of roughly $260 million and an after-tax gain in the neighborhood of $80 million. The gain will be recorded in Ashland's fiscal fourth quarter, which ends September 30.

     "The sale is a reflection of our strategic repositioning," said Chairman and Chief Executive Officer James J. O'Brien. "In our ongoing review of assets, we concluded that we could not continue to compete effectively in electronic chemicals without making a major new investment. Yet electronic chemicals was not one of our core businesses. The best decision for our shareholders and for ECD was to sell this business group and put the assets to work elsewhere. In this case, we will use the proceeds to strengthen the balance sheet in pursuit of our goal to reduce debt to 35 percent of total capital."

     Ashland Inc. is a Fortune 500 company providing products, services, and customer solutions throughout the world. Our businesses include road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels. Through the dedication of our employees, we are "The Who In How Things Work(TM)." Find us at www.ashland.com.




                                      - 0 -